Exhibit 99.1

GLOBAL GOLD ANNOUNCES GOVERNMENT APPROVAL OF INFERRED GOLD RESOURCE OF OVER 1.125 MILLION OUNCES IN ADDITION TO PREVIOUSLY APPROVED GOLD RESERVE OF 1.145 MILLION OUNCES AT TOUKHMANUK IN ARMENIA

First Stage of Approval

GREENWICH, CT - (Marketwire)- November 18, 2009 – Global Gold Corporation (OTCBB: GBGD) is pleased to announce that following up on the issuance of the certificate approving a first stage gold reserve of 1.145 million ounces, the Republic of Armenia’s State Natural Resources Agency (the “Agency”) has delivered its full decision with backup calculations on November 13, 2009 confirming an additional gold resource in the inferred category. The Agency issued its decision based on the proposal of the Agency’s State Geological Expert Commission made during its October 23, 2009 session. A copy of the official approval and a partial unofficial translation are available on the company’s website www.globalgoldcorp.com.

The approved gold resource in the Inferred category is 35 tonnes (or 1,225,276 ounces), which together with the approved 1.145 million ounces of reserves marks a sharp increase from the 8.0 tonnes approved under GKZ decision N28 of January, 26, 2004. The reserve and resource estimates were concluded at a cutoff grade of 0.8 grams per tonne.

Global Gold announced the first stage of Government reserve approval for C1 and C2 categories of 35.614 tonnes of gold and 107 tonnes of silver at Toukhmanuk on October 27, 2009. The approvals followed a significant discovery at the Toukhmanuk Central Area (2.2 sq km) announced in October 2008 and a review of the company’s technical submission in March 2009. In its approval, the Agency added that the “approved reserves entirely correspond to the requirements for Measured and Indicated reserves under International Standards.” Before relying on any reserve or resource reporting, however, investors should read the “Cautionary Note” and “Forward-Looking Statements” terms included at the end of the release.

161 diamond drill holes for a total of 23,188 meters have been completed at Toukhmanuk. The objective of the diamond drilling was to explore near surface gold-polymetallic sulphide mineralization along the major west-northwest trading shear zone. The first stage Agency decision also confirms that mineralization continues in all directions and further exploration is required.

Global Gold’s 2010 exploration program will focus on expanding the Toukhmanuk project and on upgrading the gold resources to proven and probable reserve standards. The company’s production program includes expansion to 15,000 ounces per year in 2010 and then to an industrial production level of over 100,000 ounces per year.

Global Gold is an international gold exploration, development, and mining company headquartered in Greenwich, CT. The company operates three gold properties in Armenia and owns an alluvial gold deposit in southern Chile. While the entire Toukhmanuk license area is 53.76 sq km, work to date has focused on a portion of the 2.2 sq km Central Area.

Cautionary Note to U.S. Investors — All mineral reserves have been estimated and disclosed in accordance with the definition standards on mineral resources and mineral reserves of the Republic of Armenia State Natural Resources Agency as provided by the Republic of Armenia's Regulation for Applying Reserves Classification for Gold Deposits. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission "SEC" Industry Guide 7. Armenian, International, and Guide 7 standards may not be consistent. The United States Securities and Exchange Commission limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. We use terms such as "reserves," "resources," "geologic resources," "proven," "probable," "measured," "indicated," or "inferred," which may not be consistent with the reserve definitions established by the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from our website or at www.sec.gov/edgar.shtml. Investors are cautioned not to assume that any part or all of mineral resources will ever be confirmed or converted to Guide 7 compliant "reserves." The information in this release reports on the legal document issued by the Armenian Agency.

Forward-looking Statements — To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Former Soviet country estimations are presented for historical reporting and to provide a basis for assessing Global Gold's choices for its business activities and not to be understood as indicating the existence of reserves or resources.

Global Gold Corporation www.globalgoldcorp.com is an international gold mining, development, and exploration company with mining properties in Armenia and Chile. The Company is committed to building shareholder value and maintaining social and environmental responsibilities.

Contact:

Courtney Fellowes
VP, Business Development and Investor Relations
Global Gold Corporation
45 East Putnam Ave.
Greenwich,CT 06830
(203) 422 2300
cfellowes@globalgoldcorp.com
www.globalgoldcorp.com

Source: Global Gold Corporation